Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (the "Amendment") is made and entered into as of November 17, 2011, by and between GOLKAR ENTERPRISES, LTD., a California limited partnership ("Lessor"), and MOTORCAR PARTS OF AMERICA, INC., a New York corporation ("Lessee").  Lessor and Lessee entered into that certain Standard Industrial/Commercial Single Tenant Lease – Gross, dated as of September 19, 1995, and Addendum to Lease attached thereto, dated September 19, 1995, hereinafter collectively referred to as the "Original Lease", which was amended by the following:  that certain Amendment to Lease, dated as of October 3, 1996 (the "First Amendment"); that certain Second Amendment to Lease, dated as of March 15, 2002 (the "Second Amendment"); that certain Third Amendment to Lease, dated as of November 20, 2006 (the "Third Amendment"); and that certain Fourth Amendment to Lease, dated as of November 1, 2007 (the foregoing Original Lease and amendments are collectively hereinafter referred to as the "Lease"), for those certain premises currently described as 2929 California Street, Torrance, California, consisting of approximately 147,660 square feet and associated improvements thereon (the "Premises").  Lessor and Lessee desire to amend the terms of the Lease as hereinafter provided.  Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the same meaning as are ascribed to such terms in the Lease.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.
LEASE TERM  Lessor and Lessee acknowledge and agree that in accordance with the provisions of the Lease, the Expiration Date of the Original Term of the Lease, as previously extended in accordance with Paragraph 3 of the First Amendment, Paragraph 2 of the Second Amendment, and Paragraph 2 of the Third Amendment, is currently March 31, 2012.  The Original Term of the Lease is hereby further extended for an additional period of ten (10) years, and the Expiration Date will be March 31, 2022 (hereinafter for convenience referred to in this Amendment as the "New Expiration Date").  Lessor and Lessee acknowledge and agree that Addendum 49 of the Original Lease, Paragraph 10 of the First Amendment, Paragraph 8 of the Second Amendment, and Paragraph 9 of the Third Amendment are deleted in their entirety and shall have no further force or effect, and that Lessee has no right or option to extend or renew the Original Term beyond March 31, 2022.

2.
ADDITION TO PREMISES  Lessee desires to lease an additional 79,615 square feet of space effective November 1, 2012, commonly known as 2931 California Street, Torrance, California, together with parking for approximately 167 cars (the "Expansion Space"), as shown on Exhibit "A" attached hereto.  The Expansion Space is currently occupied by Classic Party Rents under a lease whose term will expire on October 31, 2012.  Until such time as Lessor is able to obtain possession of the Expansion Space from the existing tenant and deliver possession of the Expansion Space to Lessee as provided herein, the Expansion Space shall not be considered part of the Premises as defined in the Lease.  In the event Lessee’s rental of the Expansion Space is terminated as provided in Paragraph 4 of this Amendment, the Premises shall continue to be the Premises as defined in the Lease as of the date of this Amendment (without inclusion of the Expansion Space), and the Lease shall continue in full force and effect as if this Amendment had never been entered into.

3.
DELIVERY OF EXPANSION SPACE.  Lessor shall deliver the Expansion Space to Lessee on November 1, 2012, broom clean and free of debris, and warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems ("HVAC"), loading doors, sump pumps, if any, and all other such elements in the Expansion Space, shall be in good operating condition on said date, and the actual date of delivery of the Expansion Space is hereinafter referred to as the "New Commencement Date".  If a non-compliance with such warranty exists as of the New Commencement Date, Lessor shall, as Lessor's sole obligation with respect to such matter, except as otherwise provided in this Amendment, promptly after receipt of written notice from Lessee setting forth with reasonable specificity the nature and extent of such non-compliance, malfunction or failure, rectify same at Lessor's expense.  If Lessee does not give Lessor the required notice within thirty (30) days after the New Commencement Date (but 180 days after the New Commencement Date as to any matter relating to the HVAC), correction of any such non-compliance, malfunction or failure shall be the obligation of Lessee at Lessee's sole cost and expense.  Lessee and Lessor acknowledge that delivery of the Expansion Space shall be upon the terms set forth in Sections 2.3 and 2.4 of the Original Lease.  Upon delivery of the Expansion Space to Lessee, the “Premises” as defined in the Lease or as referenced in this Amendment shall thereafter be deemed to include the Expansion Space, and the Expansion Space shall be subject to all of the terms and conditions of the Lease and this Amendment, except as otherwise set forth in this Amendment (such as where separate reference is made to the Premises and the Expansion Space in Sections 5.a and 5.b below).  Upon the addition of the Expansion Space to the Premises, the square footage of the Premises shall be 227,275 square feet, and Lessee's Share shall be increased to 63.1%.  In addition to the foregoing, Lessor agrees that prior to delivery of the Expansion Space to Lessee, Lessor shall, at its sole cost and expense, restore access between the Expansion Space and the current Premises to the condition that existed prior to the relinquishment of the Contraction Space as reflected in the Fourth Amendment.

4.
DELAY IN POSSESSION  Lessor agrees to use commercially reasonable efforts to deliver possession of the Expansion Space to Lessee by November 1, 2012.  If, despite said efforts, Lessor is unable to deliver possession as agreed, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Amendment or change the "New Expiration Date", it being understood, however that the New Commencement Date shall not occur until Lessor has delivered the Expansion Space to Lessee in the condition required herein.  If possession is not delivered by April 30, 2013, Lessee may, at its option, by notice in writing to Lessor within 30 days after such date, terminate the provisions of this Amendment relating to the Expansion Space effective as of Lessor’s receipt of such notice, in which event, effective as of such termination date the Parties shall be discharged from all obligations under this Amendment regarding the Expansion Space.  If such written notice is not delivered by Lessee within said 30 day period, such right to terminate shall have no further force or effect.  If possession of the Expansion Space is not delivered by June 30, 2013, and Lessee has not exercised its right to terminate as previously provided in this paragraph, the provisions of this Amendment relating to the Expansion Space shall have no further force or effect and the Parties shall be discharged from all obligations under this Amendment regarding the Expansion Space.

5.	BASE RENT

a.
Lessor and Lessee acknowledge and agree that Base Rent for the Premises is currently $77,284.00 per month.  Commencing on April 1, 2012, Base Rent for the Premises shall be reduced to $48,728.00 per month.  Thereafter Base Rent shall be increased as follows:

i.	Effective on April 1, 2013, Base Rent shall be increased to $49,946.00 per month
ii.	Effective on April 1, 2014, Base Rent shall be increased to $51,195.00 per month
iii.	Effective on April 1, 2015, Base Rent shall be increased to $52,475.00 per month
iv.	Effective on April 1, 2016, Base Rent shall be increased to $53,786.00 per month
v.	Effective on April 1, 2017, Base Rent shall be increased to $55,131.00 per month
vi.	Effective on April 1, 2018, Base Rent shall be increased to $56,785.00 per month
vii.	Effective on April 1, 2019, Base Rent shall be increased to $58,489.00 per month
viii.	Effective on April 1, 2020, Base Rent shall be increased to $60,243.00 per month
ix.	Effective on April 1, 2021, Base Rent shall be increased to $62,050.00 per month.

b.
Notwithstanding the provisions of Paragraph 5.a above, effective on the New Commencement Date, Lessee shall commence paying additional Base Rent in accordance with the following schedule, which amounts reflect additional Base Rent applicable to the Expansion Space:

i.	Effective on the New Commencement Date, the Base Rent shall be increased by $19,904.00 per month
ii.	Effective on the 1st anniversary of the New Commencement Date, the Base Rent shall be increased by $20,401.00 per month
iii.	Effective on the 2nd anniversary of the New Commencement Date, the Base Rent shall be increased by $20,911.00 per month
iv.	Effective on the 3rd anniversary of the New Commencement Date, the Base Rent shall be increased by $21,434.00 per month
v.	Effective on the 4th anniversary of the New Commencement Date, the Base Rent shall be increased by $21,970.00 per month
vi.	Effective on the 5th anniversary of the New Commencement Date, the Base Rent shall be increased by $22,519.00 per month
vii.	Effective on the 6th anniversary of the New Commencement Date, the Base Rent shall be increased by $23,195.00 per month
viii.	Effective on the 7th anniversary of the New Commencement Date, the Base Rent shall be increased by $23,890.00 per month
ix.	Effective on the 8th anniversary of the New Commencement Date, the Base Rent shall be increased by $24,608.00 per month
x.	Effective on the 9th anniversary of the New Commencement Date, the Base Rent shall be increased by $25,346.00 per month.

6.
PARKING  In accordance with the Lease, Lessee is currently entitled to the exclusive use of the 201 parking spaces on those portions of the common areas as shown on Exhibit "B" attached hereto.  Commencing on the New Commencement Date, Lessee shall be further entitled to the exclusive use of the 167 additional parking spaces as shown on Exhibit "C".  Lessee shall not be entitled to use more parking spaces than allowed pursuant to this Paragraph.

7.
PRO RATA SHARE  Lessee and Lessor acknowledge and agree that Lessee's liability for Insurance Cost Increases is a prorata share based on the square footage of the Premises divided by the square footage of the total project of which the Premises are a part, such square footage of the total project being 359,911 square feet.  Lessee and Lessor further acknowledge and agree that Lessee's pro rata share for the payment of Insurance Costs Increases, and for certain costs as provided in Paragraph 7.1 of the Addendum to the Original Lease, and as further described in Paragraph 5 of the Third Amendment is currently 41.0%.  Effective as of the New Commencement Date, such pro rata share shall be increased to 63.1%.  Lessee acknowledges and agrees that Tax Increases shall continue to be allocated in accordance with Section 10.3 of the Original Lease.

8.
BASE YEAR  Commencing on April 1, 2012, for the purposes of determining the Insurance Cost Increases and Tax Increases for which Lessee is responsible, the "Base Premium" for purposes of Paragraph 8.1 of the Original Lease shall be the premiums for the insurance specified in Paragraphs 8.2(b), 8.3(a) and 8.3(b) of the Original Lease for the calendar year 2012, and the base year for purposes of determining the Tax Increases shall be the 2011-2012 fiscal tax year.

9.	PAYMENT OF TAXES AND INSURANCE

a.  Effective immediately, Addendum 10.1(a) of the Original Lease shall be of no further force and effect, and the following shall be substituted in its place:

“Addendum 10.1(a).  Payment of Taxes.  Notwithstanding anything to the contrary contained in Paragraph 10.2 of the Lease, Lessor and not Lessee shall bear the cost of any increase in Real Property Taxes due to a change in ownership of Lessor’s interest in the Premises (or the total project) and/or improvements to the Premises or total project (except improvements made by or for Tenant).”

b.  Lessee specifically acknowledges and agrees that any increases in Real Property Taxes and insurance premiums which are a direct result of the performance of Lessor's Work and/or Tenant Improvements, including but not limited to the elevator, shall be at the sole expense of Lessee.

10.
SECURITY DEPOSIT  Lessor and Lessee acknowledge and agree that Lessor is currently holding the sum of $77,284.00 as a Security Deposit under the Lease.  Notwithstanding anything to the contrary contained in the Lease, the Security Deposit shall remain at $77,284.00 during the term of the Lease as extended by this Amendment.

11.
HVAC  Notwithstanding the provisions of Section 7.1 of the Original Lease, Lessor agrees that Lessor, at its sole cost and expense, will install new HVAC units as shown on the schedule at Exhibit "G" attached hereto.  Lessor will perform such installation on or before December 31, 2011 except as otherwise noted on Exhibit "G".

12.	LESSOR’S WORK

a.	Lessor, at Lessor’s sole cost and expense except as provided in Paragraph 12.d below, shall cause its designated contractor to perform the following work ("Lessor's Work"):
i.	Repair the asphalt and slurry and stripe both the northeast parking area and the parking lot on the west side of the Premises to provide executive, handicap, visitor and other employee parking.
ii.
Design and install a mutually acceptable enhanced façade at the current entrance to the Premises on the south side of California Street, including ten new windows (Marked on Exhibit "D-1" as the "Lessor's Work Windows"), and any ADA required exterior handicapped ramp, in substantial conformance with the conceptual drawing attached hereto as Exhibit "D".

iii.	Incorporate windows into the above design to provide more natural light into the office area.
iv.	Repair exterior walls to reasonably minimize water intrusion.
v.	Provide for physical access at all times to any rooms at the total project containing equipment that provides electricity to portions of the Premises.
vi.
Install any exterior ADA alterations to the Premises and/or Common Area required as a result of Lessor's Work or the Tenant Improvements.  It is specifically understood and agreed that any interior ADA alterations to the Premises required as a result of Lessor's Work or the Tenant Improvements will be the sole responsibility of Lessee.

vii.
Install eight new windows (in addition to the ten windows referred to in Paragraph 12.a.ii above) marked as the "Window Work Windows") as shown on Exhibit "D-1" attached hereto (the "Window Work")  Window Work shall include, but not be limited to, :  saw cutting thru the walls, brick removal, structural steel application, temporary shoring of the windows and glazing.

b.
Lessor shall perform the Lessor's Work in accordance with all governmental requirements and applicable laws and the conceptual drawing which has been prepared by Lessor and approved by Lessee, and which is attached hereto as Exhibit "D".  Lessor shall prepare the final working drawings for building permit and construction purposes ("Plans and Specifications") in accordance with the conceptual drawing attached hereto as Exhibit "D".  Lessor shall not make any material deviations from the conceptual drawing in the preparation of or subsequent changes to the Plans and Specifications without the consent of Lessee, which consent shall not be unreasonably withheld.  Subject to extension for delays caused by Lessee and "Force Majeure", Lessor shall apply for building permits necessary to perform Lessor's Work no later than thirty (30) days after mutual execution of this Amendment, diligently pursue the issuance of such permits, use commercially reasonable efforts to substantially complete Lessor’s Work within 120 days after issuance of all necessary building permits, and in any event substantially complete Lessor’s Work within 240 days after mutual execution of this Amendment.  Lessee acknowledges that the performance of certain of Lessor's Work may result in the disruption of the Lessee's operations in the Premises, (provided that Lessor shall use commercially reasonable efforts to minimize such disruption), and may require Lessee to vacate areas of the Premises where work is to be performed so that such areas are available to Lessor to perform such work, and any delay in the performance of Lessor's Work resulting from the failure of Lessee to timely comply with such requirements may extend the time periods available to perform Lessor's Work.  Lessee agrees that it will not unreasonably withhold its consent to any changes to the Plans and Specifications required by governmental authority as a condition to issuance of building permits.  For purposes of this Amendment "Force Majeure" shall mean inclement weather, fire, earthquake, other acts of God, government action or inaction, and acts of war and civil disturbance, or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of the respective party which prevents delays, retards or hinders the performance of the obligations of a party.

c.
If the Lessee requests changes to the Plans and Specifications, Lessee shall submit to Lessor a written request for a change order ("Change Order Request") detailing the desired change.  Provided that Lessor has no reasonable objection to the Change Order Request, Lessor shall deliver the Change Order Request to Lessor's Contractor.  Lessor's Contractor shall notify Lessor in writing of the Work Cost of and time delay ("Change Order Statement"), if any, that would be necessitated by the adoption of the Change Order Request.  Lessor shall deliver to Lessee the Change Order Statement within three (3) business days after receipt of the same from Lessor's Contractor.  The Change Order Statement shall include estimated costs (including an administrative fee payable to Karney Management Company in an amount for each Change Order equal to the greater of $1,000.00 or 2.5% of the cost of such Change Order) and time delay required to revise the Plans and Specifications and secure additional permits, if required, for the desired changes.  Within three (3) business days after receipt of the Change Order Statement from Lessor, Lessee shall notify Lessor in writing if Lessee desires to incorporate the Change Order Request into the Plans and Specifications, and upon such notification the Change Order Request shall become a "Change Order".

d.
"Work Cost" means: with regard to Lessor's Work, without limitation, costs, fees, overhead and profit incurred or charged by any Lessor contractors ("Lessor's Contractor"), including architects and engineer, for the preparation of the Plans and Specifications, and all labor and material, direct job site supervision, transportation, storage charges, plan check and permit fees, building permits, temporary services, insurance premiums, and taxes for the purchase of materials pursuant to the Plans and Specifications, including structural, mechanical, electrical, plumbing, and fire sprinkler systems, as altered, if at all, by any change orders.  Lessor agrees to separately determine the Work Cost for the Window Work.  Lessor agrees that the Work Cost for the Window Work will be determined by Lessor using competitive bids, and Lessor shall use the lowest qualifying bid for the performance of the Window Work unless otherwise agreed by Lessor and Lessee.  Prior to obtaining bids for the Window Work, Lessor will notify Lessee of its intention to put the Window Work out to bid, and if within ten (10) days after Lessor giving such notice, Lessee provides Lessor with the identity of a subcontractor that Lessee wants included in the bidding process, and such subcontractor is reasonably approved by Lessor, Lessor shall include such subcontractor in the bidding process for the Window Work.  It is understood and agreed that Lessee shall be solely responsible for the Work Cost incurred by Lessor for the Window Work.

e.
Lessor will be solely responsible for the Work Cost of Lessor's Work except for the Work Cost for the Window Work and any Work Cost or increases in Work Cost directly resulting from Change Orders or delays caused by Lessee.  Lessor agrees to keep Lessee reasonably informed of the budget for the Work Cost of Lessor's Work, and further agrees to provide Lessee with the final Work Costs for Lessor's Work upon completion of Lessor's Work.  In the event of any Change Orders, Lessee shall pay to Lessor the cost therefor as set forth in the relevant Change Order Statement at the time Lessee approves the Change Order Request.  The actual Work Costs for the Window Work shall be deducted from the General Allowance as provided in Paragraph 13.b.

f.
LESSEE HEREBY ACKNOWLEDGES THAT NO OTHER LESSOR’S WORK OR IMPROVEMENTS HAVE BEEN OFFERED BY THE LESSOR OR ITS BROKER EXCEPT AS PROVIDED IN THIS AMENDMENT.  LESSEE ACKNOWLEDGES THAT TO LESSEE'S ACTUAL KNOWLEDGE, AS OF THE DATE HEREOF, LESSOR IS NOT IN DEFAULT UNDER ANY OF THE TERMS, CONDITIONS OR COVENANTS OF THE LEASE, AND TO LESSEE'S ACTUAL KNOWLEDGE, AS OF THE DATE HEREOF, NO CIRCUMSTANCE EXISTS WHICH, WITH THE PASSAGE OF TIME OR THE GIVING OF NOTICE BY LESSEE, OR BOTH, WOULD CONSTITUTE A DEFAULT.  LESSOR ACKNOWLEDGES THAT TO LESSOR'S ACTUAL KNOWLEDGE, AS OF THE DATE HEREOF, LESSEE IS NOT IN DEFAULT UNDER ANY OF THE TERMS, CONDITIONS OR COVENANTS OF THE LEASE, AND, TO LESSOR'S ACTUAL KNOWLEDGE AS OF THE DATE HEREOF, NO CIRCUMSTANCE EXISTS WHICH, WITH THE PASSAGE OF TIME OR THE GIVING OF NOTICE BY LESSOR, OR BOTH, WOULD CONSTITUTE A DEFAULT.

g.
Notwithstanding anything to the foregoing contained in the Lease, including but not limited to Section 5 of the Third Amendment, in no event shall any Work Costs be included in Lessee’s share of any common area costs.

13.	LESSEE’S WORK AND TENANT IMPROVEMENT ALLOWANCE
a.	Lessor and Lessee anticipate that Lessee will make certain improvements (the "Tenant Improvements") to the Premises which shall include but are not limited to:
i.	upgrade Lessee’s current entry and lobby on the south side of 2929 California Street;
ii.	create approximately 9,000 square feet of additional office space that has dropped ceilings and is climate controlled;
iii.	add restrooms on the mezzanine floor; upgrade existing restrooms in the warehouse;
iv.	paint the inside walls and portions of the ceilings of the entire warehouse and production areas;
v.	repair concrete cracks in the floor of the warehouse and production areas;
vi.
install an elevator to access the mezzanine for handicapped access and light passenger traffic.  Following installation of the elevator, Lessee shall, at Lessee's sole cost and expense, repair and maintain the elevator in first class condition and repair, and Lessee shall, at Lessee's sole expense, procure and maintain contracts, with copies to Lessor, in customary form and substance for, and with contractors specializing and experienced in, the maintenance of the elevator when installed at the Premises.  However, in the event that Lessee, following written notice to Lessee by Lessor, fails to provide evidence to Lessor's reasonable satisfaction that Lessee has and continues to properly service and maintain the elevator, Lessor shall have the right, upon notice to Lessee, to procure and maintain such service contracts, and Lessee shall reimburse Lessor, upon demand, for the cost thereof.  In connection with the installation of the elevator, it is specifically understood and agreed that Lessee shall be responsible for the following:  (a) the elevator itself (which shall be new, and a Schindler 330a or other elevator mutually reasonably approved by Lessor and Lessee (provided that if Lessor does not approve a different elevator proposed by Lessee, Lessor shall be required to provide the written specific reasons for such disapproval, and suggestions for the manner in which Lessor's reasons for disapproval can be resolved), and no larger than is necessary to meet ADA requirements for access to the mezzanine), configured to provide for 2,500 lb capacity for general passenger use with two stops, one car, front opening door, including minimum standard finishes; (b) construction of an elevator pit; (c) shaft construction; (d) machine room construction adjacent to the shaft; (e) ventilation to the shaft; (f) architectural and engineering drawings; (g) plumbing, including a sump pump, with water separator from the pit; (h) fire system interface; (i) obtaining building permits; (j) any additional electrical, water, fire security, HVAC or other building system capacity required because of installation of the elevator; (k) any improvements elsewhere at the Premises needed to comply with local codes or governmental regulations because of the installation of the elevator.

vii.
Ensure the fire sprinkler system throughout the Premises is in good operating condition, including repair or replacement of any leaking pipes or sprinkler heads.  Following completion of such work, Lessee shall be responsible for upkeep and maintenance of the sprinkler system as provided in the Paragraph 14 of this Amendment.

viii.	Install any interior ADA alterations to the Premises required as a result of Lessor's Work or the Tenant Improvements.
b.
The foregoing work shall be completed by Lessee on or before December 31, 2013 (subject to extension by one (1) day for every day Lessee’s work is delayed by Force Majeure or Lessor), in accordance with all governmental requirements and in accordance with plans and specifications submitted to Lessor for Lessor’s approval as provided in Paragraph 7.3 of the Original Lease (such plans and specifications, once approved by Lessor, being hereafter referred to as the "Approved Plans").  Lessor shall approve or disapprove Lessee’s plans and specifications within fourteen (14) business days after complete submittal by Lessee to Lessor in accordance with the notice provisions of the Lease.  In the event that Lessor shall fail, neglect or refuse to approve or disapprove Lessee's plans and specifications within an additional fourteen (14) days after receipt of a second written notice so to do, Lessee's plans and specifications shall be deemed approved by Lessor, provided, such second notice includes the following legend in capitalized and bold type displayed prominently on the top of the first page of such notice:  "LESSOR HAS FAILED TO APPROVE OR DISAPPROVE LESSEE'S PLANS AND SPECIFICATIONS SUBMITTED FOR APPROVAL BY LESSEE TO LESSOR IN ACCORDANCE WITH THAT CERTAIN FIFTH AMENDMENT TO LEASE DATED __________ BETWEEN LESSOR AND LESSEE (THE "AMENDMENT ") PURSUANT TO THE TERMS OF THE AMENDMENT.  FAILURE OF LESSOR TO APPROVE OR DISAPPROVE LESSEE'S SUBMITTED PLANS AND SPECIFICATIONS WITHIN FOURTEEN (14) DAYS FOLLOWING THIS NOTICE SHALL RESULT IN LESSEE'S SUBMITTED PLANS AND SPECIFICATIONS BEING DEEMED APPROVED BY LESSOR IN ACCORDANCE WITH THE AMENDMENT."  Lessor will, at no charge to Lessee, cooperate and work with Lessee and any necessary governmental entity, to obtain governmental approvals for the Tenant Improvements and installation of the elevator.  It is specifically understood and agreed that installation of the elevator shall be performed by Lessee under the supervision and inspection of Lessor in accordance with the procedures set forth in Exhibit "E" attached hereto.  Following Lessee’s completion of the Tenant Improvements in accordance with the Approved Plans, and provided that Lessee is not in Default or Breach, beyond any applicable notice and cure periods, under the Lease and this Amendment, Lessor shall provide Lessee with an amount (the "Tenant Improvement Allowance"), consisting of the "General Allowance", the "Elevator Allowance" and the "Fire Sprinkler Allowance", for all costs, fees, overhead and profit reasonably incurred  by Lessee or reasonably charged by Lessee’s contractor and Lessee’s architect and engineers for the following: (i) design and redesign of the Approved Plans; and (ii) all reasonable costs for labor and material to construct the Tenant Improvements, direct job site supervision, transportation, storage charges, plan check and permit fees, costs of building permits, temporary services, costs of insurance premiums, and taxes for the purchase of materials, pursuant to the Approved Plans (collectively the "Tenant Work Costs").  It is specifically understood and agreed that Tenant Work Costs shall not include the cost of any of Lessee’s Trade Fixtures, nor any of its other furniture, fixtures or other personal property.  The General Allowance shall be for Tenant Work Costs associated with the Tenant Improvements set forth in Subsections 13.a.(i) through 13.a.(v), and shall not exceed $600,000.  The Elevator Allowance shall be for Tenant Work Costs associated with the Tenant Improvements set forth in Subsection 13.a.(vi), and shall not exceed an additional $125,000.  The Fire Sprinkler Allowance shall be for Tenant Work Costs associated with the Tenant Improvements set forth in Subsection 13.a.(vii), and shall not exceed an additional $12,000.00.

c.
Lessor shall make payments to Lessee of the General Allowance, Elevator Allowance and the Fire Sprinkler Allowance in the same manner as set forth in the fourth sentence of Section 7 of the Third Amendment, with the exception that requests for payment shall be in the minimum amount of Ten Thousand Dollars ($10,000.00).  In addition, Lessee shall cooperate with reasonable requests by Lessor for copies of additional information (such as invoices and contracts and subcontracts) which Lessor is legally required to provide for tax purposes, it being agreed that such information may be redacted as Lessee deems reasonably necessary.:

d.
Any portion of either the General Allowance, Elevator Allowance or the Fire Sprinkler Allowance which exceeds the Tenant Work Costs of the applicable Tenant Improvements or is otherwise remaining undisbursed as of June 30, 2014 (subject to extension by one (1) day for every day Lessee’s work is delayed by Force Majeure or Lessor) shall thereafter belong to Lessor and shall no longer be disbursable to Lessee, it being agreed that Lessee shall not be entitled to any credit, abatement or payment with respect to such undisbursed component of the Tenant Improvement Allowance.

e.	It is specifically understood and agreed that the Work Costs for Change Orders shall be deducted by Lessor from the General Allowance prior to payment to Lessee.

f.
The amount of the General Allowance actually disbursed by Lessor, plus the amounts deducted from the General Allowance under Subsection 13.e, along with interest on the amount outstanding from time to time from the date of Lessor's disbursement (including the date of disbursement of Lessor's payment of the Work Cost for the Window Work) until payment at the rate of six and one-half percent (6.5%) per annum, shall be repaid by Lessee to Lessor over the remaining course of the Term as additional rent, payable in consecutive equal monthly installments concurrently with Lessee’s monthly payment of Base Rent.  Attached hereto as Exhibit "F" is a sample amortization schedule of the General Allowance, showing the allocation between principal and interest over the remainder of the Original Term, it being understood, however, that Exhibit "F" is an example only, and that upon Lessor’s actual disbursement(s) of the General Allowance, Lessor shall deliver to Tenant an actual payment schedule, showing the amortization calculated in the same manner as shown on Exhibit "F".  Such monthly installments shall commence to be payable on the first day of the calendar month next following the first payment of the General Allowance, and shall be deemed to be Rent for all purposes of the Lease and this Amendment.  In the event of any early termination of the Original Term for any reason, any accrued but unpaid interest on the General Allowance, and the unpaid principal amount of the General Allowance, shall become immediately due and payable to Lessor in a lump sum.  In no event shall the interest payable hereunder by Lessee to Lessor exceed the maximum lawful rate of interest that can be charged in a business-related transaction by a non-exempt lender.  It is specifically understood and agreed that no repayment of the Elevator Allowance or Fire Sprinkler Allowance shall be required.

14.
REPAIRS AND MAINTENANCE  Notwithstanding anything to the contrary in Section 7.1 of the Lease, Lessor shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) Lessee’s service vendors used for HVAC, fire sprinkler systems and elevator maintenance.  Lessee shall provide evidence satisfactory to Lessor within ten (10) days after Lessor’s request from time to time that regular service is being performed to the HVAC, fire sprinkler systems and elevator.

15.
EARLY TERMINATION  Provided that Lessee is not otherwise in Default or Breach of Lessee's obligations under the Lease or this Amendment past any applicable cure periods, Lessee shall have the one time right to terminate the Lease provided that:

a.
Lessee delivers to Lessor written notice of such termination no later than April 1, 2017, together with written notice that Lessee is concurrently terminating that certain Standard Industrial/Commercial Multi-Tenant Lease – Gross, dated as of June 16, 2004, as amended (the "Adjacent Lease"), by and between Lessor and Lessee for premises commonly known as 530 Maple Ave., Torrance California (the "Adjacent Premises") in accordance with the terms and conditions of the Adjacent Lease;

b.	The effective date of termination shall be April 1, 2018;
c.
Lessee delivers to Lessor good funds in an amount (the "Termination Fee") which is equal to the total of the following:  (i) six (6) times the amount of the average monthly Base Rent payable on March 1 2018 and April 1, 2018; (ii) any accrued but unpaid interest on the General Allowance, and the unpaid principal amount of the General Allowance; (iii) the unamortized amount (amortized on a straight-line basis from the date originally paid by Lessor until the New Expiration Date) of the out-of-pocket costs incurred by Lessor in the design and performance of that portion of Lessor's Work described in Subparagraphs 12(a)(ii), and (iii) above; (iv) the unamortized amount (amortized evenly from the date originally paid by Lessor until the New Expiration Date) of the Elevator Allowance and Fire Sprinkler Allowance; and (v) the unamortized amount (amortized evenly from the date originally paid by Lessor until the New Expiration Date) of the amount paid by Lessor to Lessee's Broker in accordance with Paragraph 19 of this Amendment.  One-half of the Termination Fee shall be paid by Lessee to Lessor no later than May 1, 2017, and the remaining one-half of the Termination Fee shall be paid by Lessee to Lessor no later than November 1, 2017; no portion of the Termination Fee shall be credited to rent that is then or thereafter payable by Lessee; and

d.
No later than April 1, 2018, Lessee surrenders the Premises to Lessor in compliance with the requirements of the Lease and this Amendment, including but not limited to Section 7.4(c) of the Original Lease.  Lessor agrees that it shall provide Lessee with a written statement of the amounts due Lessor under Subparagraphs 15(c)(ii), (iii), (iv) and (v), together with reasonable backup documentation, within ten (10) days after delivery of Lessee's notice of termination.

e.
It is understood and agreed that in the event Lessee does not exercise its right to terminate the Lease prior to April 1, 2017, Lessee’s right to terminate the Lease pursuant to this section of the Amendment shall be of no further force and effect, and Lessee shall have no further right to terminate the Lease under this section.  It is specifically understood and agreed that even though Lessee may have properly exercised its right to terminate the Lease in accordance with Paragraph 15(a) above, if Lessee fails to pay the amount due Lessor within the time periods set forth in Section 15(c), or if Lessee fails to strictly comply with the provisions of the Adjacent Lease regarding the concurrent termination of the Adjacent Lease (including payment of all amounts due under the Adjacent Lease in connection with such termination), then at Lessor's option, either:

i.
no holdover shall occur, the Lease shall not terminate in accordance with this section, and the Original Term of the Lease and the Adjacent Lease shall continue until the New Expiration Date as set forth in Paragraph 1 of this Amendment; or

ii.	Lessee shall be deemed to have held over pursuant to Addendum 26 of the Original Lease, and holdover rent shall accrue until such time as Lessee has fully satisfied the requirements of Section 15(e).
Notwithstanding anything to the contrary contained in this Amendment, if Lessee has paid the amount due Lessor within the time periods set forth in Section 15(c), complied with the provisions of the Adjacent Lease regarding the concurrent termination of the Adjacent Lease and payment of all amounts due under the Adjacent Lease in connection with such termination, but fails to surrender the Premises or Adjacent Premises to Lessor in the condition and within the time period set forth in Section 15(d) above and the Adjacent Lease, then Lessee shall be deemed to have held over pursuant to Addendum 26 of the Original Lease, and holdover rent shall accrue until such time as Lessee surrenders the Premises and Adjacent Premises to Lessor in compliance with the requirements of the Lease and this Amendment.

16.	INTENTIONALLY DELETED

17.	INTENTIONALLY DELETED
+
18.
REPRESENTATIONS  Each party represents to the other that it has full power and authority to execute this Amendment.  Each party represents to the other that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease or the Premises.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns

19.
NO OFFER  This Amendment shall not be binding until executed and delivered by both parties.  This Amendment shall not be relied upon by any other party, individual, corporation, partnership or other entity as a basis for terminating its Lease with Lessor.

20.
BROKERS  Lessee and Lessor each represent and warrant to the other that, other than Lesmark (“Lessee's Broker”), it has had no dealings with any person, firm, broker or finder in connection with this Amendment, and that no one is entitled to any commission or finder's fee in connection herewith other than Lessee's Broker.  Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys' fees reasonably incurred with respect thereto.  Lessor acknowledges and agrees that Lessor shall pay a commission to Lessee's Broker in accordance with the terms of a separate written agreement with Lessee’s Broker.

21.
WHOLE AGREEMENT  The mutual obligations of the parties as provided herein are the sole consideration for this Amendment and no representations, promises or inducements have been made by the parties other than as appear in this Amendment  This Amendment may not be amended except in writing signed by all parties.

22.
ATTORNEY’S FEES  In the event either party hereto commences an action or arbitration against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the losing party reasonable attorney’s fees and costs.

23.
INCORPORATION  Except as otherwise expressly set forth herein, and to the extent necessary to give effect to the provisions hereof, all terms and conditions of the Lease shall remain unmodified and in full force and effect; provided, however, except as expressly provided in this Amendment, Lessee shall not be entitled to any free rent, additional Lessor Work, tenant improvement allowances, or additional options to extend the Original Term except as specifically provided in this Amendment, and any such terms contained in the Lease prior to this Amendment are hereby deleted and are of no further force and effect.

24.
CROSS DEFAULT  Lessee is the tenant under the Adjacent Lease.  Lessor and Lessee agree that a Default or Breach by Lessee under the Adjacent Lease shall constitute a Default or Breach by Lessee under the Lease and this Amendment.  Likewise, a Default or Breach by Lessee under the Lease or this Amendment shall constitute a Default or Breach by Lessee under the Adjacent Lease.  Delivery of a single notice of default to Lessee under either the Lease and the Amendment or the Adjacent Lease shall constitute the only notice required to be given under this subsection, and no additional notice shall be required to be given to Lessee for a default under the Lease and this Amendment arising because of a default under the Adjacent Lease, and vice versa.

25.
SEPARATE COUNTERPARTS  This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original.  Such counterparts shall together constitute and be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have entered in this Amendment as of the date set forth above.

[SEE SIGNATURES ON FOLLOWING PAGE >>>]

LESSEE:

MOTORCAR PARTS OF AMERICA, INC.,
a New York corporation

BY: ____________________________________

Printed:__________________________________
Its: Chairman/President/Vice President (circle one)

BY: _____________________________________

Printed:__________________________________
Its: Secretary/Asst. Secretary/CFO (circle one)

Dated: ____________________

LESSOR:

GOLKAR ENTERPRISES, LTD.,
a California limited partnership

By its general partner:

KAR3 Properties Limited Partnership,
a Delaware limited partnership,

By its general partner:

AKG3 Properties, LLC,
a California limited liability company

By: ___________________________
Aliza Karney Guren, Manager

Dated: _____________________

EXHIBIT "A"

Expansion Space

EXHIBIT "B"

Existing Parking

EXHIBIT "C"

Additional Parking

EXHIBIT "D"

Conceptual Drawing for Lessor's Work

EXHIBIT "D-1"

Conceptual Drawing for Windows

EXHIBIT "E"

Elevator Installation Procedures

1.        Pre-Planning Meeting.  In connection with development of its overall tenant improvement plan, Lessee’s and Lessor’s construction representative(s) will be available to meet (or conference call) with the design/construction team (“TDCT”) on reasonable prior notice to coordinate preliminary locations for the elevator which meet both Lessee’s need and are viable in light of structural integrity and future building use issues.  At that time, Lessor’s structural engineer will be available to hear and follow-up on any questions and issues that affect the structure.  Nothing that Lessor agrees as being conceptually viable will be deemed “approved” by Lessor for purposes of Section 13 of the Fifth Amendment.  The purpose of the meeting is for strictly for guidance and to assist the TDCT in the efficiency of their work.

2.        Elevator Plan Coordination and Approval Process.

a.          Ongoing Coordination:  Lessor’s representative will be available for a reasonable number of consultative calls from the TDCT as Lessee’s plans are being developed.  Lessor’s representative will be responsive within the bounds of reasonable commercial practices.

b.          Approval of Plan:  When final shaft placement location is determined by Lessee, Lessee will submit an annotated floor plan (or similar document) indicating placement of the shaft and elevator service room relative to a block-out diagram of Lessee’s interior space use and including a brief description of key structural and mechanical components and how it will be constructed.  Lessor will provide further guidance regarding this location within 5 business days after this is submitted.  At this time, the basic specifications of the elevator, related construction, and its installation will be reviewed for final approval subject to: (a)  incorporation into delivery of final plans and specifications for the Tenant Improvements, (b) the elevator bid and its related supporting improvements bids, and (c) confirmation by Lessee that any amount above the $125,000 Elevator Allowance provided by Lessor will be covered by Lessee or submitted as a part of the $600,000 Tenant Improvement Allowance provided by Lessor.

3.        Installation Oversight.  After construction begins, Lessee shall notify Lessor or Lessor’s representative in advance of key construction milestones identified by Lessor at the time of approval so that Lessor may inspect same.

EXHIBIT "F"

General Allowance – Sample Amortization

Pmt	Principal	Interest	Cum Prin	Cum Int	Prin Bal
1	3,562.88	3,250.00	3,562.88	3,250.00	596,437.12
2	3,582.18	3,230.70	7,145.06	6,480.70	592,854.94
3	3,601.58	3,211.30	10,746.64	9,692.00	589,253.36
4	3,621.09	3,191.79	14,367.73	12,883.79	585,632.27
5	3,640.71	3,172.17	18,008.44	16,055.96	581,991.56
6	3,660.43	3,152.45	21,668.87	19,208.41	578,331.13
7	3,680.25	3,132.63	25,349.12	22,341.04	574,650.88
8	3,700.19	3,112.69	29,049.31	25,453.73	570,950.69
9	3,720.23	3,092.65	32,769.54	28,546.38	567,230.46
10	3,740.38	3,072.50	36,509.92	31,618.88	563,490.08
11	3,760.64	3,052.24	40,270.56	34,671.12	559,729.44
12	3,781.01	3,031.87	44,051.57	37,702.99	555,948.43

13	3,801.49	3,011.39	47,853.06	40,714.38	552,146.94
14	3,822.08	2,990.80	51,675.14	43,705.18	548,324.86
15	3,842.79	2,970.09	55,517.93	46,675.27	544,482.07
16	3,863.60	2,949.28	59,381.53	49,624.55	540,618.47
17	3,884.53	2,928.35	63,266.06	52,552.90	536,733.94
18	3,905.57	2,907.31	67,171.63	55,460.21	532,828.37
19	3,926.73	2,886.15	71,098.36	58,346.36	528,901.64
20	3,948.00	2,864.88	75,046.36	61,211.24	524,953.64
21	3,969.38	2,843.50	79,015.74	64,054.74	520,984.26
22	3,990.88	2,822.00	83,006.62	66,876.74	516,993.38
23	4,012.50	2,800.38	87,019.12	69,677.12	512,980.88
24	4,034.23	2,778.65	91,053.35	72,455.77	508,946.65

25	4,056.09	2,756.79	95,109.44	75,212.56	504,890.56
26	4,078.06	2,734.82	99,187.50	77,947.38	500,812.50
27	4,100.15	2,712.73	103,287.65	80,660.11	496,712.35
28	4,122.35	2,690.53	107,410.00	83,350.64	492,590.00
29	4,144.68	2,668.20	111,554.68	86,018.84	488,445.32
30	4,167.13	2,645.75	115,721.81	88,664.59	484,278.19
31	4,189.71	2,623.17	119,911.52	91,287.76	480,088.48
32	4,212.40	2,600.48	124,123.92	93,888.24	475,876.08
33	4,235.22	2,577.66	128,359.14	96,465.90	471,640.86
34	4,258.16	2,554.72	132,617.30	99,020.62	467,382.70
35	4,281.22	2,531.66	136,898.52	101,552.28	463,101.48
36	4,304.41	2,508.47	141,202.93	104,060.75	458,797.07

37	4,327.73	2,485.15	145,530.66	106,545.90	454,469.34
38	4,351.17	2,461.71	149,881.83	109,007.61	450,118.17
39	4,374.74	2,438.14	154,256.57	111,445.75	445,743.43

Pmt	Principal	Interest	Cum Prin	Cum Int	Prin Bal
40	4,398.44	2,414.44	158,655.01	113,860.19	441,344.99
41	4,422.26	2,390.62	163,077.27	116,250.81	436,922.73
42	4,446.22	2,366.66	167,523.49	118,617.47	432,476.51
43	4,470.30	2,342.58	171,993.79	120,960.05	428,006.21
44	4,494.51	2,318.37	176,488.30	123,278.42	423,511.70
45	4,518.86	2,294.02	181,007.16	125,572.44	418,992.84
46	4,543.34	2,269.54	185,550.50	127,841.98	414,449.50
47	4,567.95	2,244.93	190,118.45	130,086.91	409,881.55
48	4,592.69	2,220.19	194,711.14	132,307.10	405,288.86

49	4,617.57	2,195.31	199,328.71	134,502.41	400,671.29
50	4,642.58	2,170.30	203,971.29	136,672.71	396,028.71
51	4,667.72	2,145.16	208,639.01	138,817.87	391,360.99
52	4,693.01	2,119.87	213,332.02	140,937.74	386,667.98
53	4,718.43	2,094.45	218,050.45	143,032.19	381,949.55
54	4,743.99	2,068.89	222,794.44	145,101.08	377,205.56
55	4,769.68	2,043.20	227,564.12	147,144.28	372,435.88
56	4,795.52	2,017.36	232,359.64	149,161.64	367,640.36
57	4,821.49	1,991.39	237,181.13	151,153.03	362,818.87
58	4,847.61	1,965.27	242,028.74	153,118.30	357,971.26
59	4,873.87	1,939.01	246,902.61	155,057.31	353,097.39
60	4,900.27	1,912.61	251,802.88	156,969.92	348,197.12

61	4,926.81	1,886.07	256,729.69	158,855.99	343,270.31
62	4,953.50	1,859.38	261,683.19	160,715.37	338,316.81
63	4,980.33	1,832.55	266,663.52	162,547.92	333,336.48
64	5,007.31	1,805.57	271,670.83	164,353.49	328,329.17
65	5,034.43	1,778.45	276,705.26	166,131.94	323,294.74
66	5,061.70	1,751.18	281,766.96	167,883.12	318,233.04
67	5,089.12	1,723.76	286,856.08	169,606.88	313,143.92
68	5,116.68	1,696.20	291,972.76	171,303.08	308,027.24
69	5,144.40	1,668.48	297,117.16	172,971.56	302,882.84
70	5,172.26	1,640.62	302,289.42	174,612.18	297,710.58
71	5,200.28	1,612.60	307,489.70	176,224.78	292,510.30
72	5,228.45	1,584.43	312,718.15	177,809.21	287,281.85

73	5,256.77	1,556.11	317,974.92	179,365.32	282,025.08
74	5,285.24	1,527.64	323,260.16	180,892.96	276,739.84
75	5,313.87	1,499.01	328,574.03	182,391.97	271,425.97
76	5,342.66	1,470.22	333,916.69	183,862.19	266,083.31
77	5,371.60	1,441.28	339,288.29	185,303.47	260,711.71
78	5,400.69	1,412.19	344,688.98	186,715.66	255,311.02
79	5,429.95	1,382.93	350,118.93	188,098.59	249,881.07
80	5,459.36	1,353.52	355,578.29	189,452.11	244,421.71
81	5,488.93	1,323.95	361,067.22	190,776.06	238,932.78

Pmt	Principal	Interest	Cum Prin	Cum Int	Prin Bal
82	5,518.66	1,294.22	366,585.88	192,070.28	233,414.12
83	5,548.55	1,264.33	372,134.43	193,334.61	227,865.57
84	5,578.61	1,234.27	377,713.04	194,568.88	222,286.96

85	5,608.83	1,204.05	383,321.87	195,772.93	216,678.13
86	5,639.21	1,173.67	388,961.08	196,946.60	211,038.92
87	5,669.75	1,143.13	394,630.83	198,089.73	205,369.17
88	5,700.46	1,112.42	400,331.29	199,202.15	199,668.71
89	5,731.34	1,081.54	406,062.63	200,283.69	193,937.37
90	5,762.39	1,050.49	411,825.02	201,334.18	188,174.98
91	5,793.60	1,019.28	417,618.62	202,353.46	182,381.38
92	5,824.98	987.90	423,443.60	203,341.36	176,556.40
93	5,856.53	956.35	429,300.13	204,297.71	170,699.87
94	5,888.26	924.62	435,188.39	205,222.33	164,811.61
95	5,920.15	892.73	441,108.54	206,115.06	158,891.46
96	5,952.22	860.66	447,060.76	206,975.72	152,939.24

97	5,984.46	828.42	453,045.22	207,804.14	146,954.78
98	6,016.87	796.01	459,062.09	208,600.15	140,937.91
99	6,049.47	763.41	465,111.56	209,363.56	134,888.44
100	6,082.23	730.65	471,193.79	210,094.21	128,806.21
101	6,115.18	697.70	477,308.97	210,791.91	122,691.03
102	6,148.30	664.58	483,457.27	211,456.49	116,542.73
103	6,181.61	631.27	489,638.88	212,087.76	110,361.12
104	6,215.09	597.79	495,853.97	212,685.55	104,146.03
105	6,248.76	564.12	502,102.73	213,249.67	97,897.27
106	6,282.60	530.28	508,385.33	213,779.95	91,614.67
107	6,316.63	496.25	514,701.96	214,276.20	85,298.04
108	6,350.85	462.03	521,052.81	214,738.23	78,947.19

109	6,385.25	427.63	527,438.06	215,165.86	72,561.94
110	6,419.84	393.04	533,857.90	215,558.90	66,142.10
111	6,454.61	358.27	540,312.51	215,917.17	59,687.49
112	6,489.57	323.31	546,802.08	216,240.48	53,197.92
113	6,524.72	288.16	553,326.80	216,528.64	46,673.20
114	6,560.07	252.81	559,886.87	216,781.45	40,113.13
115	6,595.60	217.28	566,482.47	216,998.73	33,517.53
116	6,631.33	181.55	573,113.80	217,180.28	26,886.20
117	6,667.25	145.63	579,781.05	217,325.91	20,218.95
118	6,703.36	109.52	586,484.41	217,435.43	13,515.59
119	6,739.67	73.21	593,224.08	217,508.64	6,775.92
120	*6,775.92	36.70	600,000.00	217,545.34	0.00

*The final payment has been adjusted to account for payments having been rounded to the nearest cent.

EXHIBIT "G"

HVAC Schedule

2929 BUILDING
#	Tons	Serial #	Manufacture #	Unit Age (YRS)	(H.)	Type	Area Feeds	U/L Level	Comments
19	a	1680048698	S42E048	25	H/P	D/Night	Ricardo Morenos Office	Upperlevel	Replace
20	4	1680048699	S42E048	25	H/P	D/Night	Selwyns Office	Upperlevel	Replace
22	4	1680048700	S42E048	25	H/P	D/Night	Executives	Upperlevel	Replace
24	5	UNREADABLE	UNREADABLE	25	G/Elect	D/Night	Lunchroom	Upperlevel	Replace
25	10	NNFM143186	DIEG120N16546JSE	14	G/Elect	York	Engineering	Upperlevel	*Ltd Warr
16	3	4398G20216	54BDEX036000AAAB	13	H/P	Carrier	Maintaiance offices	Lowerlevel	Replace
18	3	1898G20123	548DEX0360GAAAB	13	H/P	Carrier	Production offices	Lowerlevel	Replace
17	3	129BG40493	655AEX036000AACF	13	H/P	Carrier	Dougs office	Lowerleve1	Replace
23	4	5578F190117067	RIKA-A048DM	10	H/P	Rheem	Executives	Upperlevel	Replace
13	10	2005G20677	580FEV121180AAGA	6	G/Elect	Bryant	Accounting	Upperlevel	n/a
3	5	G072011811	GPCM60L100K	4	G/Elect	ICP	Hallway	Upperlevel	n/a
2	5	G062732000	PAE060	4		ICP	Server Room	Upperlevel	n/a
1	7.5	G061220618	PGE090L224AA	4	G/Elect	ICP	Hallways	Upperlevel	n/a
21	5	G081630771	HPFM60L00E	3	H/P	ICP	Michael Umansky	Upperlevel	n/a
5	5	G0S2611478	PGME60F100E	2	G/Elect	Heil	Green Room	Upperievel	n/a
4	5	G052611480	PGME60F100E	2	G/Elect	ICP	Large conference Room	Upperlevel	n/a

MAPLE ST BUILDING
#	Tons	Serial #	Manufacture #	Unit Age (YRS)	(H.)	Type	Area Feeds	U/L Level	Comments
1A	5	NA	50RQ006510	25	H/P	Carrier	Maple BLDG		Replace
IB	5	NA	50RQ006510	25	H/P	Carrier	Maple BLDG		Replace

2931 BUILDING
#	Tons	Serial #	Manufacture #	Unit Age (YRS)	(H.)	Type	Area Feeds	U/L Level	Comments
14	5	N0F802420B	B3HP060A46A	3	H/P	York	NA		n/a
15	5	N0F802420B	B3HP060A46A	3	H/P	York	NA		n/a

* Unit will stay In place; Landlord will replace If it ceases to function before 12/31/2013.